Exhibit 99.1

VISTA BANK

EQUITY INCENTIVE PLAN

SECTION 1.      PURPOSE OF THIS PLAN

1.1            Eligible Award Recipients. The individuals eligible to receive Awards are the Employees, Directors and Consultants of Vista Bank (the “Employer”) and its Affiliates.

1.2            General Purpose. Vista Bancshares, Inc. (the “Company”), by means of the Vista Bank Equity Incentive Plan (the “Plan”), seeks to retain and attract Eligible Individuals who contribute to the Company's success by their ability, ingenuity and industry, and to enable such Persons to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company through the granting of Restricted Stock and Director Shares.

SECTION 2.      DEFINITIONS

As used in this Plan, the following terms shall have the meanings set forth below unless the context requires otherwise:

2.1              “Affiliate” means any Subsidiary Corporation, whether now existing or hereafter established.

2.2              “Award” shall mean the grant of Restricted Stock or Director Shares pursuant to this Plan.

2.3              “Award Agreement” shall mean the written agreement evidencing the terms and conditions of a grant of an Award under this Plan to an Eligible Individual. Each Award Agreement shall be subject to the terms and conditions of the Plan and need not be identical.

2.4              “Award Date” shall mean the date on which an Award is granted to an Eligible Individual.

2.5              “Board” shall mean the Board of Directors of the Company, as the same may be constituted from time to time, or its authorized delegate.

2.6              “Cause” shall mean termination of a Participant’s Continuous Service with the Employer or an Affiliate upon the occurrence of one or more of the following events, except as otherwise expressly provided in the Award Agreement: theft, embezzlement, fraud, or material misrepresentation; disclosure of trade secrets, client information or other confidential information; breach of the provisions of an agreement with the Employer or an Affiliate, covenant or other obligation, including without limitation an employment agreement or a non-disclosure or confidentiality agreement; any material breach of his fiduciary duties in his capacity as a Director, Employee, or Consultant, or intentional misconduct in the performance of his duties; or the commission of a felony. If Participant is a party to an employment or service agreement with the Employer or an Affiliate and such agreement provides for a definition of “cause,” the definition therein contained shall constitute “Cause” for purposes of this Plan in addition to the above definition. The determination of a Participant’s termination for Cause shall be made in the sole and absolute discretion of the Plan Administrator.

2.7              “Change of Control” shall mean the first to occur of the following: (a) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes 51% or more of the total fair market value or total voting power of the stock of the Company; (b) a majority of the Directors is replaced during any twelve (12) month period by directors whose appointment is not endorsed by a majority of the members of such board of directors before the date of the appointment or election; or (c) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. The determination of whether a Change of Control has occurred for purposes of this Plan shall be made by the Company.

2.8              “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (or any successor to such legislation).

2.9              “Committee” shall mean any person or persons to whom all or a portion of the authority to administer this Plan has been delegated by the Board.

2.10            “Common Stock” shall mean the common stock of the Company.

2.11            “Company” shall mean Vista Bancshares, Inc., a Texas corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended.

2.12            “Consultant” shall mean any person, including an advisor, (a) engaged by the Employer or an Affiliate to render consulting or advisory services and who is compensated for such services or who provides bona fide services to the Employer or an Affiliate pursuant to a written agreement; (b) who is a member of the board of directors of an Affiliate; or (c) who is an advisory member of the Board or any board of directors of an Affiliate.

2.13            “Continuous Service” means that Participant’s service with the Employer or any Affiliate is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which Participant renders service to the Employer or any Affiliate as an Employee, Consultant, or Director, or a change in the entity for which Participant renders such service, provided that there is no interruption or termination of Participant’s Continuous Service. For example, a change in status from an Employee of the Employer to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Plan Administrator, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Employer or any Affiliate, including sick leave, military leave or any other personal leave.

2.14            “Director” shall mean a member of the Board.

2.15            “Director Shares” shall mean a Share granted pursuant to Section 6 of this Plan.

2.16            “Disability” shall mean Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The disability of a Participant shall be determined by a licensed physician. However, if the condition constitutes total disability under the federal Social Security Acts, the Plan Administrator may rely upon such determination that the Participant is Disabled for the purposes of this Plan. The determination shall be applied uniformly to all Participants.

2.17            “Effective Date” shall mean November 9, 2016.

2.18            “Eligible Individual” shall mean an Employee, Consultant, or Director.

2.19            “Employee” shall mean a common-law employee of the Employer or any Affiliate who holds the title of Senior Vice President or higher.

2.20            “Employer” shall mean Vista Bank, a Texas state banking association and any successor thereto.

2.21            “Fair Market Value” shall mean, with respect to the Shares, the value established by the Board, as of any date, in good faith.

2.22            “Participant” shall mean any Eligible Individual who has been granted and holds an Award pursuant to this Plan.

2.23            “Plan” shall mean the Vista Bank Equity Incentive Plan, as amended from time to time.

2.24            “Plan Administrator” shall mean the Committee or, if no Committee has been designated or is then serving, the Board.

2.25            "Restricted Stock” shall mean a Share granted pursuant to Section 5 of this Plan that is subject to a substantial risk of forfeiture.

2.26            "Restriction Period" shall mean the period during which Restricted Stock issued pursuant to Section 5 hereof is subject to a substantial risk of forfeiture.

2.27            “Shares” shall mean a share of the Common Stock, and any share of capital stock or other security hereafter issued or issuable upon, in respect of or in substitution or exchange for shares of Common Stock.

2.28            “Subsidiary Corporation” shall mean any entity (other than the Company) in an unbroken chain of entities beginning with the Company, provided each entity (other than the last entity) in the unbroken chain owns, at the time of the determination, ownership interests possessing fifty percent (50%) or more of the total combined voting power of all classes of ownership interests in one of the other entities in such chain.

2.29            “Termination Date” shall mean the date on which a Participant’s Continuous Service with the Employer (and all Affiliates) terminates due to death, Disability, voluntary or involuntary termination, with or without Cause, or otherwise.

SECTION 3.      ADMINISTRATION OF THIS PLAN

3.1            Administration. The Plan shall be administered by the Plan Administrator. If a Committee is appointed by the Board, the Committee shall be the Plan Administrator. In the event of a vacancy, the Board shall appoint another individual to serve. All members of the Committee will serve at the pleasure of the Board and shall be authorized to act with respect to all functions delegated to the Committee. Any Committee to which the Board’s authority has been delegated will act by a majority of its members (or by unanimous vote if the Committee is comprised of less than three (3) members). To the extent a Committee appointed hereunder shall cease or no longer be authorized to act hereunder, the functions delegated to the Committee shall revert to the Board.

3.2            Powers of Plan Administrator. The Plan Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a)            Except as otherwise expressly provided in the Plan, to determine from time to time which Eligible Individuals shall be granted Awards; when and how each Award shall be granted; the number of Shares with respect to which an Award shall be granted to each such person; the terms, performance criteria or other conditions, vesting periods or any restrictions for an Award (which need not be identical); and any other terms and conditions of an Award that the Plan Administrator deems appropriate and which are not inconsistent with the terms of this Plan;

(b)            To determine whether, to what extent, and under what circumstances, to allow alternative payment options to pay withholding taxes imposed upon the vesting or payout of any Award, and the terms and conditions of such payment options;

(c)            To determine whether, to what extent, and under what circumstances, the Company can repurchase the Shares from the Participants, and the Participants can sell the Shares to the Company;

(d)            To rely upon Employees for such clerical and recordkeeping duties as may be necessary in connection with the administration of this Plan;

(e)            To accelerate or defer (with the consent of the Participant) the vesting of any rights under an Award;

(f)             To delegate to one or more persons the right to act on its behalf in such matters as authorized by the Plan Administrator;

(g)            To construe and interpret the Plan and Award Agreements issued hereunder, and to establish, amend and revoke rules and regulations for its administration; and

(h)            To amend the Plan or any Award Agreement to the extent provided under Section 10 hereof.

3.3              Effect of Plan Administrator’s Decision. All determinations, interpretations and constructions made by the Plan Administrator in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons. The Plan Administrator, any member of the Board or Committee (or subcommittee) and any officer or employee of the Company or any Affiliate acting at the direction of, or on behalf of, the Plan Administrator shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent provided in subsection 11.6 hereof, be fully indemnified by the Company with respect to any such action or determination.

SECTION 4.      ELIGIBILITY

4.1              Individuals Eligible to Participate. The Plan Administrator shall determine, within the limitations of the Plan, the Employees, Consultants, and Directors to whom Awards may be granted. In making such determination, as well as the determination of the type of Award and terms of such Award, the Plan Administrator shall consider the position and responsibilities of the Eligible Individual, the importance of such individual to the Company and its Affiliates, the duties of such individual, the past, present and potential contributions of such individual to the growth and success of the Company and its Affiliates, and such other factors as the Plan Administrator may deem relevant in connection with accomplishing the purposes of this Plan.

4.2              Evidence of Participation. Each Award granted to an Eligible Individual shall be evidenced by, and be conditioned upon execution and delivery of, an Award Agreement, in such form as prescribed by the Plan Administrator and containing such terms and provisions as are not inconsistent with this Plan. Except as otherwise provided in this Plan, the provisions of separate Awards need not be identical, but each Award shall include (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) the substance of the terms of the Plan. Such Award will be deemed to have been granted as of the date specified by the Plan Administrator within such Award Agreement, notwithstanding any delay which may elapse in delivering and executing the applicable Award Agreement.

SECTION 5.      RESTRICTED STOCK

5.1              Grant of Restricted Stock. Grants of Restricted Stock shall be made in accordance with this Section 5 to Employees and Consultants described in subsection 2.12(a). The Plan Administrator shall specify in the Award Agreement the number of Shares subject to the Award and such other terms or conditions as the Plan Administrator shall, in its sole and absolute discretion, determine appropriate and which are not inconsistent with the terms of this Plan, including, as applicable, the Company’s right to repurchase, and the Eligible Individual’s rights to sell, such Shares.

5.2              Acceptance of Award. Within thirty (30) days of the Award Date, such Eligible Individual must accept the Award by submitting to the Plan Administrator an executed Award Agreement for the Restricted Stock. If the Eligible Individual fails to submit an executed Award Agreement within the thirty (30) day period, the Award shall be cancelled.

5.3              Terms of Restricted Stock.

(a)            Forfeiture of Restricted Stock. Except as otherwise provided hereunder and under the terms of the applicable Award Agreement, each Award shall vest separately in accordance with the following vesting schedule, which shall be set out in the applicable Award Agreement, provided Participant’s Continuous Service has not terminated before the applicable vesting date:

Vesting Schedule	Percentage Vested
Prior to first anniversary of Award Date	0%
Award Date	33%
Second anniversary of Award Date	67%
Third anniversary of Award Date	100%

(b)            Forfeiture for Cause. The Award Agreement may provide for forfeiture of all or a portion of the Award, whether or not vested, in the event Participant’s Continuous Service is terminated for Cause.

(c)            Waiver of Restrictions. Notwithstanding anything contained in this Section 5 to the contrary, the Plan Administrator may, in its sole and absolute discretion, waive the Restriction Period and any other conditions set forth in the applicable Award Agreement under appropriate circumstances (which may include the death or Disability of Participant, or a material change in circumstances arising after the Award Date) and impose such terms and conditions (including forfeiture of a proportionate number of the Shares) as the Plan Administrator shall determine is in the best interest of the Company.

5.4              Transferability.

(a)            Right to Transfer. Except to the extent otherwise provided in the applicable Award Agreement, neither the Award nor the Shares shall not be transferable except by will or by the laws of descent and distribution.

(b)            Evidence of Rights. The transferee of an Award or Shares shall not be recognized by the Company unless and until such transferee has provided the Plan Administrator a copy of the will and/or such other evidence as the Plan Administrator determines necessary to establish the validity of the transferee, and the transferee shall have acknowledged, in writing, that the restrictions shall continue on such Shares during the remainder of the Restriction Period, if applicable.

5.5              Tax Elections. Each Participant who has been granted an Award of Restricted Stock shall have the opportunity to file with the Internal Revenue Service an election under Section 83(b) of the Code (an "83(b) Election") to recognize taxable income for the taxable year in which the Award was granted equal to the Fair Market Value of such Restricted Stock on the Award Date. A Participant who makes an 83(b) Election with respect to Restricted Stock shall be treated as the owner of such Shares for federal income tax purposes and, on or before January 31 of each calendar year, shall receive a Form 1099 showing the amount of dividends paid during the prior calendar year with respect to such Restricted Stock, if any. A Participant who does not make an 83(b) Election with respect to Restricted Stock shall not be treated as the owner of such Shares for federal income tax purposes until the expiration of the Restriction Period and, on or before January 31 of each calendar year, shall, if an Employee, receive a Form W-2 or, if a non-Employee, receive a Form 1099, as the case may be, showing the amount of dividends paid during each calendar year during the Restriction Period with respect to such Restricted Stock and applicable withholding amounts, if any. Notwithstanding the foregoing, a Participant's making or failure to make an 83(b) Election shall not affect the Participant becoming a shareholder of record, for state law purposes, pursuant to Section 7.

SECTION 6.      DIRECTOR SHARES

6.1              Grant of Director Shares. Grants of Director Shares shall be made in accordance with this Section 6 to a Director or a Consultant described in subsection 2.12(b) or (c). The Plan Administrator shall specify in the Award Agreement the number of Shares subject to the Award, which shall have a Fair Market Value as of the Award Date equal to the annual amount of Board fees paid by the Company to a Director (the “Director Annual Fee”) (or, with respect to a Director that serves for a partial year, an amount determined by multiplying the Director Annual Fee by a fraction, the numerator of which is the number of months in which the Director served (as evidenced by such Eligible Individual’s participation in a meeting, whether in person or telephonically) at least one day during that month and the denominator of which is 12), and such other terms or conditions as the Plan Administrator shall, in its sole and absolute discretion, determine appropriate and which are not inconsistent with the terms of this Plan, including, as applicable, the Company’s right to repurchase, and the Participant’s rights to sell, such Shares.

6.2              Acceptance of Award. Within thirty (30) days of the Award Date, such Eligible Individual must accept the Award by submitting to the Plan Administrator an executed Award Agreement for the Shares (or, if applicable, a cash payment pursuant to subsection 6.4). If the Eligible Individual fails to submit an executed Award Agreement within the thirty (30) day period, the Award shall be cancelled.

6.3              Terms of Director Shares. Each Award of Director Shares shall vest as provided in the applicable Award Agreement for the Director Shares.

6.4              Payment Upon Acceptance. Notwithstanding any provision to the contrary herein, the Company may, following acceptance of the Award under subsection 6.2 and in accordance with the Participant’s election, remit to Participant (or his estate or legal representative, as the case may be) a payment, in lieu of the issuance of Director Shares, in such manner as the Company may deem appropriate, equal to the Fair Market Value of the Shares that would otherwise be issued under the Award (less applicable withholding taxes); provided, however, that such payment shall not be made (i) until such time as the Director Shares would have otherwise become vested under the Award Agreement for the Director Shares, and (ii) unless the Company has sufficient capital and liquidity, as determined by the Board, in its sole and absolute discretion, to make such cash payment.

SECTION 7.      SHAREHOLDER RIGHTS

7.1              Issuance of Share Certificates. Prior to the issuance of Common Stock hereunder, Participant shall submit payment or other provision for any applicable tax withholding obligations, and all documents to be executed and delivered by Participant to the Company in accordance with the provisions of this Plan and the applicable Award Agreement or as may otherwise be required by the Company or the Plan Administrator. The Company will evidence the issuance of Shares hereunder by any means appropriate, including, without limitation, book-entry registration or issuance of a duly executed Share certificate in the name of Participant. Notwithstanding the foregoing, the Plan Administrator in its discretion may require the Company to retain possession of any certificate evidencing Shares issued under an Award, if those Shares remain subject to repurchase or redemption under the provisions of the Award Agreement or any other agreement between the Company and the Participant, or if those Shares are collateral for a loan or obligation due to the Company or any Affiliate.

7.2              Shareholder of Record. No Person shall have any rights as a stockholder of the Company with respect to any Shares of Common Stock subject to an Award unless and until such Person becomes the holder of record of such Shares, and except as otherwise permitted by subsection 9.1, no adjustment will be made for dividends in respect of such Shares for which the record date is prior to the date on which such Person has become the holder of record. For these purposes, subject to his or her timely acceptance of the Award, a Participant who receives a grant of Restricted Shares or the issuance of Director Shares shall become a holder of record as of the Award Date and shall thereafter be entitled to the voting and dividend rights appurtenant to such Shares. Except to the extent otherwise provided in the applicable Award Agreement, all dividends or other amounts paid with respect to the Restricted Shares shall be held by the Company, as part of its general assets, during the Restriction Period and shall remain subject to the same restrictions and other conditions as apply to the Restricted Shares with respect to which they are payable. Except to the extent otherwise provided in the applicable Award Agreement, all dividends or other amounts paid with respect to any unvested Director Shares shall be held by the Company, as part of its general assets, until such Director Shares have vested and shall remain subject to the same restrictions and other conditions as apply to the Director Shares with respect to which they are payable.

SECTION 8.      COMPLIANCE WITH SECURITIES AND OTHER LAWS

8.1              Securities Laws. Notwithstanding any other provision of this Plan, the Company shall not be obligated to sell or issue any Shares pursuant to any Award granted under this Plan unless the Shares have been registered under applicable Federal securities law, (b) the prior approval of such sale or issuance has been obtained from any state regulatory body having jurisdiction to the extent necessary to comply with applicable state securities laws, (c) the Shares have been duly listed on such exchange in accordance with the procedures specified thereunder and (d) with respect to Participants subject to Section 16 of the Exchange Act, the Company determines that the Plan, the Award Agreement and the sale or issuance of Shares thereunder, comply with all applicable provisions of Rule 16b-3 of the Exchange Act (or any successor provision thereto). The Plan Administrator may modify or revoke all or any provision of an Award Agreement in order to comply with applicable federal and state securities laws and none of the Company, the Plan Administrator, or any Director, officer, Employee, agent or representative thereof will have liability to any Person for refusing to issue, deliver or transfer any Award or any Share issuable in connection with such Award if such refusal is based upon the foregoing provisions of this subsection 8.1.

8.2              Investment Assurances. The Company may require a Participant, as a condition of acquiring Common Stock under any Award, (a) to give written assurances satisfactory to the Company as to Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (b) to give written assurances satisfactory to the Company stating that Participant is acquiring the Shares of Common Stock subject to the Award for Participant's own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the Shares issued under an Award have been registered under a then currently effective registration statement under then applicable securities laws or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.

SECTION 9.      ADJUSTMENTS TO AWARDS

9.1              Capitalization Adjustments. If any change is made in the Common Stock subject to this Plan, or subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of Shares, exchange of Shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), this Plan will be appropriately adjusted in the class(es) of Shares attributable to Awards granted under this Plan and the outstanding Awards will be appropriately adjusted in the class(es) and number of securities and Fair Market Value per share of Common Stock attributable to such outstanding Awards to the extent necessary to preserve the economic intent of such Award. The Plan Administrator shall determine any such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company).

9.2              Change of Control. In the event of a Change of Control, unless the Plan Administrator determines otherwise, then with respect to Awards held by Participants whose Continuous Service has not terminated, the Company shall provide each Participant written notice of such Change of Control and the restrictions and conditions on all outstanding Restricted Shares held by such Participant shall lapse immediately prior to the effective date of such Change of Control.

9.3              Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, all then outstanding Awards shall terminate immediately prior to such event.

SECTION 10.      AMENDMENT AND TERMINATION

10.1            Amendment of Plan. Notwithstanding anything contained in this Plan to the contrary, all provisions of this Plan may at any time, or from time to time, be modified or amended by the Board; provided, however, that no amendment or modification shall be made to the Plan that would impair the rights of any Participant with respect to an outstanding Award issued to such Participant, unless the Participants impaired by the amendment or modification consent to such change in writing. In addition, the Plan Administrator shall be authorized to the same extent as the Board to correct any defect, omission or inconsistency in the Plan in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

10.2            Amendment of Award. The Plan Administrator may amend, modify or terminate any outstanding Award at any time in any manner not inconsistent with the terms of this Plan; provided, however, that a Participant’s rights under the Award shall not be materially impaired by such amendment unless the Participant consents in writing. Notwithstanding the foregoing, or anything in the Plan to the contrary, the Administrator shall have unilateral authority to amend an Award, without Participant consent, to the minimum extent necessary to comply with Section 409A of the Code and such amendment shall not be deemed to materially impair the rights of such Participant.

10.3            Termination of Plan. The Board may suspend or terminate this Plan at any time, and such suspension or termination may be retroactive or prospective. Termination of this Plan shall not impair or affect any Award previously granted hereunder and the rights of the holder thereof shall remain in effect until the Award has been paid in its entirety or has expired or otherwise has been terminated by the terms of such Award.

SECTION 11.      GENERAL PROVISIONS

11.1            Unfunded Plan. This Plan shall be unfunded. Neither the Board, the Company or any Affiliate, nor the Plan Administrator shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under this Equity Incentive Plan.

11.2            No Assignment or Alienation. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Award or the right to a benefit thereunder contrary to the provisions of this Plan or the applicable Award Agreement, or the levy of any execution, attachment or similar process upon an Award or the right to a benefit thereunder shall be null and void and without effect.

11.3            No Limit on Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

11.4            Tax Withholding. The Plan Administrator shall notify each Participant of any tax withholding obligations arising as a result of the vesting of an Award or payment of the benefit. As a condition to participation in the Plan, Participant must satisfy the applicable withholding obligation as may be required by law by any of the following methods, except as otherwise provided in the Award Agreement: (a) by payment to the Employer of the amount of such withholding obligation by cash, wire transfer, certified check or bank draft, (b) pursuant to a written agreement between the Participant and the Employer authorizing the Employer to withhold from such Participant’s regular wages the amount of such withholding obligation, or (c) through either the retention by the Company of a number of Shares out of the Shares being acquired through the Award or the delivery of unrestricted Shares owned by Participant and having a Fair Market Value equal to the minimum withholding obligation.

11.5            No Right to Employment or Continuation of Relationship. Nothing in this Plan or in any Award Agreement, nor the grant of any Award, shall confer upon or be construed as giving any Participant any right to remain in the employ of the Employer or an Affiliate or to continue as a Consultant or Director. Further, the Employer or an Affiliate may at any time dismiss a Participant from employment or terminate the relationship of any Consultant or Director with the Employer or any Affiliate, with or without Cause, free from any liability or any claim pursuant to this Plan, unless otherwise expressly provided in this Plan or in any Award Agreement. No Employee, Director or Consultant shall have any claim to be granted an Award, and there is no obligation for uniformity of treatment of any Employee, Director, or Consultant, or of any Participants.

11.6            Indemnification of Plan Administrator. The Company shall indemnify each present and future Plan Administrator, and each member of the Board, or any Committee or subcommittee of the Board or Committee, against and each shall be entitled, without further act on his part, to indemnity from the Company for all expenses (including the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his being or having been a Plan Administrator, whether or not he continues to be a Plan Administrator at the time of incurring such expenses; provided, however, that such indemnity shall not include any expenses incurred by any Plan Administrator (a) in respect of matters as to which he shall be finally adjudged in any such action, suit, or proceeding to have been guilty of gross negligence or willful misconduct in the performance of his duty as a Plan Administrator or (b) in respect of any matter in which any settlement is effected in an amount in excess of the amount approved by the Company on the advice of its legal counsel. The foregoing right of indemnification shall inure to the benefit of the heirs, executors, or administrators of each such member of the Board, or any Committee or subcommittee of the Board or Committee, and shall be in addition to all other rights to which such member shall be entitled as a matter of law, contract, or otherwise.

11.7            No Limitation Upon the Rights of the Company. The grant of an Award pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, or changes of its capital or business structure; to merge, convert or consolidate; to dissolve or liquidate; or sell or transfer all or any part of its business or assets.

11.8            No Fractional Shares. If an Award vests with respect to a fractional Share, no fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down as appropriate.

11.9            GOVERNING LAW. TO THE EXTENT NOT OTHERWISE PREEMPTED BY FEDERAL LAW, THE VALIDITY, CONSTRUCTION AND EFFECT OF THIS PLAN AND ANY RULES AND REGULATIONS RELATING TO THIS PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

11.10          Qualification of Plan. This Plan is not intended to be, and shall not be, qualified under Section 401(a) of the Code.

11.11            Section 409A. It is the intention of the Company that no Award shall be "deferred compensation" subject to Section 409A of the Code, unless and to the extent that the Administrator specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The following rules shall apply to Awards intended to be subject to Section 409A of the Code ("409A Awards"):

(a)            Any distribution of a 409A Award following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code) shall occur no earlier than the expiration of the six month period following such separation from service.

(b)            In the case of a 409A Award providing for distribution or settlement upon vesting or lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in the Plan or Award Agreement or other governing document, the distribution or settlement shall be made no later than March 15 of the calendar year following the calendar year in which such 409A Award vested or the risk of forfeiture lapsed.

(c)            In the case of any distribution of any other 409A Award, if the timing of such distribution is not otherwise specified in the Plan or Award Agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.

11.12            Compensation Recoupment. All compensation and Awards payable or paid under the Plan and any Award Agreement shall be subject to the Company's ability to recover incentive-based compensation from executive officers, as is required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations or rules promulgated thereunder, or any other "clawback" provision required by applicable law or the listing standards of any applicable stock exchange or national market system.

11.13            Severability. If any provision of this Plan or any Award is, or becomes, or is deemed to be, invalid, illegal or unenforceable in any jurisdiction or as to any individual or Award, or would disqualify this Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable law, or if it cannot be construed or deemed amended without, in the sole determination of the Plan Administrator, materially altering the intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction, individual or Award and the remainder of this Plan and any such Award shall remain in full force and effect.

11.14            Headings. Headings are given throughout this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

11.15            General and Number. In construing the Plan, any masculine terminology herein shall also include the feminine, and the definition of any term herein in the singular shall also include the plural, except when otherwise indicated by the context.